Exhibit 10.52

FOURTH AMENDED AND RESTATED SOTHEBY’S
RESTRICTED STOCK UNIT PLAN

Effective as of February 7, 2017

Exhibit 10.52

FOURTH AMENDED AND RESTATED
SOTHEBY’S RESTRICTED STOCK UNIT PLAN

Effective as of February 7, 2017

Exhibit 10.52

ARTICLE 7	TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS	12
7.1	Award Agreements	12
7.2	Plan Provision Control Terms	12
7.3	Vesting	12
7.4	Acceleration of Vesting	14
7.5	Surrender of Restricted Stock Units	14

ARTICLE 8	RESTRICTED STOCK	14
8.1	Grant of Restricted Stock	14
8.2	Award Agreement	14
8.3	Certificates	15
8.4	Stockholder Rights; Dividends and Other Distributions	15

ARTICLE 9	PERFORMANCE SHARES AND PERFORMANCE UNITS	15
9.1	Grant of Performance Shares and Performance Units	15
9.2	Award Agreement	15
9.3	Performance Unit Value and Performance Objectives	16
9.4	Earnings of Performance Shares and Performance Units	16
9.5	Stockholder Rights; Dividends and Other Distributions	16

ARTICLE 10	OTHER AWARDS	16

ARTICLE 11	PERFORMANCE MEASURES	16
11.1	In General	16
11.2	Qualified Performance-Based Awards	16
11.3	Performance Measures for Qualified Performance-Based Awards	17
11.4	General Awards	17
11.5	Performance Measures for General Awards and Negative Discretion	17
11.6	Definitions of Performance Objectives	17
11.7	Determinations of Performance	18
11.8	Increases	18
11.9	Changes	18

ARTICLE 12	TERMINITION OF EMPLOYMENT AND CHANGE IN CONTROL	18
12.1	General	18
12.2	Termination of Employment	18
12.3	Change in Control	19

Exhibit 10.52

ARTICLE 13	AMENDMENT AND TERMINATION OF THE PLAN; REORGANIZATIONS AND RECAPITALIZATIONS OF THE CORPORATION	19
13.1	Amendment of the Plan	19
13.2	Termination of the Plan	19
13.3	Amendment of Award Agreement	19
13.4	Reorganizations and Recapitalizations of the Corporation	20
13.5	Assumption or Cancellation of Awards Upon a Corporate Transaction	21

ARTICLE 14	COMPLIANCE WITH OTHER LAWS AND REGULATIONS	21
14.1	Registration or Qualification of Securities	21
14.2	Representation	21

ARTICLE 15	RESTRICTIONS ON TRANSFER	22

ARTICLE 16	GENERAL PROVISIONS	22
16.1	No Right to Continued Employment	22
16.2	Rights of a Stockholder	22
16.3	Incorporation by Reference of Certificate of Incorporation	22
16.4	Beneficiaries or Representatives of a Participant	22
16.5	Elimination of Fractional Shares	22
16.6	Inspection of Records	22
16.7	Word Meanings	22
16.8	Section Titles	23
16.9	Severability	23
16.10	Compliance with Section 16(b) of the Securities Exchange Act	23
16.11	Compliance with Section 162(m)	23
16.12	Successors	23
16.13	Tax Elections	23
16.14	Uncertificated Shares	23
16.15	Strict Construction	23
16.16	Choice of Law	23
16.17	Section 409A	24

Exhibit 10.52

SOTHEBY’S FOURTH AMENDED AND RESTATED
RESTRICTED STOCK UNIT PLAN

Effective as of February 7, 2017
Article 1
Background, Amendment, Purpose and Term
1.1    Establishment of Original Plan and Fourth Amended and Restated Plan        . The Sotheby’s Holdings, Inc. 2003 Restricted Stock Plan (the “Plan”) was originally established effective May 1, 2003. The Plan was amended and restated in 2006 in connection with the 2005 recapitalization of Sotheby’s Holdings, Inc. and its subsequent reincorporation in the State of Delaware as Sotheby’s. Effective February 1, 2009, the Plan was renamed the Sotheby’s Restricted Stock Unit Plan and amended and restated. At the 2013 Annual Meeting of Stockholders, the Second Amended and Restated Sotheby’s Restricted Stock Unit Plan was approved by stockholders, effective as of March 1, 2013. The Plan was later amended pursuant to the First Amendment to the Second Amended and Restated Sotheby’s Restricted Stock Unit Plan, made and entered into on November 5, 2014 and effective as of January 1, 2015. The Plan was later amended and restated as the Third Amended and Restated Restricted Stock Unit Plan effective as of May 5, 2016. The Plan is hereby amended and restated as the Fourth Amended and Restated Sotheby’s Restricted Stock Unit Plan effective February 7, 2017.
1.2    Plan Amendments    . Since the Plan was last approved by the Corporation’s stockholders, the Plan was amended effective as of January 1, 2015 in order to address the vesting of Restricted Stock Units and performance share units in the event of a change in control, with the purpose of the Amendment being to provide for such vesting only in the event of a “double trigger”; that is, a change in control followed by a termination. The third amendment and restatement of the Plan expands the Plan to include additional types of full-value awards and make other updates to the Plan that do not require stockholder approval. This fourth amendment and restatement of the Plan allows the Committee to have attainment of performance objectives trigger either the grant or the vesting of an Award, it allows Swiss employees to be eligible for grants under the Plan, and it includes other updates that do not require stockholder approval.
1.3    Purpose of Plan    . The purpose of the Plan is to promote the interests of the Corporation and its stockholders by providing certain Employees of the Corporation with additional incentives to continue and increase their efforts with respect to achieving success in the business of the Corporation and its Subsidiaries and attracting and retaining the best available personnel to participate in the ongoing business operations of the Corporation and its Subsidiaries.
1.4    Types of Awards    . Awards under the Plan may be made to eligible Participants in the form of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Awards or any combination thereof.
1.5    Adoption and Term    . The Plan has been approved by the Board of Directors of the Corporation. The Plan will remain in effect until terminated or abandoned by action of the Board of Directors.
Article 2
Definitions
In the Plan, whenever the context so indicates, the singular or plural number, and the masculine, feminine or neuter gender shall each be deemed to include the other, the terms “he,” “his,” and “him” shall refer to a Participant, and the capitalized terms shall have the following meanings:

Exhibit 10.52

2.1    “Annual Bonus Plan” means the Sotheby’s Annual Bonus Plan, as adopted by the Board on February 25, 2016, and as effective May 5, 2016, and as it may be amended or superseded from time to time.
2.2    “Award” means individually or collectively, a grant of Restricted Stock Units, Restricted Stock, Performance Shares, Performance Units, Other Awards or a combination of these under this Plan.
2.3    “Award Agreement” means the written or electronic agreement evidencing an Award granted to a Participant under the Plan. As determined by the Committee, each Award Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed by the Participant and by the Corporation (through an officer duly authorized to act on its behalf), or (ii) an electronic notice of an Award in a form approved by the Committee and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking Awards, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Corporation (other than the particular Award recipient) to execute any or all Agreements on behalf the Corporation.
2.4    “Beneficiary” means one or more individuals who, as a result of designation by a Participant that is done using a procedure authorized by the Committee, succeed to the rights and obligations of such Participant under the Plan and the Award Agreement upon such Participant’s death.
2.5    “Board of Directors” means the Board of Directors of the Corporation.
2.6    “Business Day” means any Day on which the New York Stock Exchange (“NYSE”)is open for trading.
2.7    “Cause” means:
(a)    with respect to Awards granted prior to May 5, 2016,
(i)    a Participant’s conviction for a felony crime (or the equivalent outside the United States, as determined by the Committee); or
(ii)    fraud, willful malfeasance, gross negligence, or any other act in connection with performance of a Participant’s duties which is materially injurious to the Corporation.
(b)    with respect to Awards granted on or after May 5, 2016,
(i)    except as provided otherwise in the applicable Award Agreement, the following circumstances with respect to a Participant that lead to the Participant’s termination of employment:
(ii)    conviction of, or entering into a plea of either guilty or nolo contendere to, any felony (or the equivalent outside the United States, as determined by the Committee);
(iii)    fraud, misappropriation or embezzlement with respect to the Corporation or any affiliate, or any other act in connection with the performance of an Employee’s duties which is materially injurious to the Corporation;
(iv)    refusal to follow the reasonable and lawful directions of the Board or the Participant’s supervisor;
(v)    substantial failure to perform the Participant’s duties for the Corporation or any affiliate, after the Corporation delivers written demand for substantial performance to

Exhibit 10.52

the Participant, which demand specifically identifies the manner in which the Corporation believes that the Participant has failed to substantially perform the Participant’s duties and either (i) determines that the failure is not capable of adequate cure, or (ii) provides the Participant with a reasonable period of time to cure such failure (and the Participant does not cure the failure within the period);
(vi)    engaging in an act of willful misconduct or gross negligence in connection with the Corporation’s or an affiliate’s business;
(vii)    a material breach of any affirmative covenant (which may also be referred to as a “restrictive covenant”) between the Participant and the Corporation or any Affiliate, including but not limited to those set forth in the Corporation’s Executive Severance Plan, any non-compete obligations and any confidentiality obligations; or
(viii)    breach of a material Corporation policy or the Corporation’s Code of Business Conduct which reasonably would be expected to result in a material liability to, or have a material adverse effect on the business or financial condition of, the Corporation or any affiliate.
In applying this definition, the group of entities that constitute affiliates of the Corporation shall be identified, as of any applicable time, by the Committee.
2.8    “Certification of Incorporation” means the Certificate of Incorporation of the Corporation, as it may be amended from time to time
2.9    “Change in Control” means:
(a)    with respect to Awards granted prior to May 5, 2016, the date upon which: (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), shall become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Common Stock of the Corporation enabling such Person to elect a majority of the members of the Board of Directors of the Corporation; or (ii) the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board.
(b)    with respect to Awards granted on or after May 5, 2016, the occurrence of any of the following events:
(i)    any Person, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, over a period of 12 consecutive months, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then-outstanding securities;
(ii)    the consummation of a merger, consolidation or combination that results in the Corporation’s voting securities representing less than 50% of the combined voting power of the securities of the Corporation or of the surviving entity outstanding immediately after such merger, consolidation or combination;
(iii)    the individuals who constitute the Board (the “Incumbent Board”) cease for any reason within any period of 12 consecutive months to constitute at least a majority of

Exhibit 10.52

the members of the Board; provided that any individual becoming a director whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board; or
(iv)    the sale or disposition by the Corporation of all or substantially all the Corporation’s assets, other than a sale or disposition to an Exempt Person or a sale or disposition to an entity of which at least 50% of the voting power is represented by voting securities of the Corporation.
In all cases, a “Change in Control” shall occur pursuant to any of clauses (a) – (d) above only if the event also constitutes a change in the effective ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation within the meaning of Treasury Regulation section 1.409A-3(i)(5).
2.10    “Code” means the Internal Revenue Code of 1986, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.
2.11    “Common Stock” means Common Stock, par value $0.01 per share, of the Corporation, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Corporation.
2.12    “Compensation Committee” or “Committee” means the Compensation Committee established by the Board of Directors, or such other committee consisting of two or more members of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3. If the Common Stock is traded on the NYSE or the NASDAQ, all of the members of the Committee shall be independent directors within the meaning of the NYSE’s or NASDAQ’s listing standards (as applicable). If any member of the Committee does not qualify as (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Code section 162(m), the Board shall appoint a subcommittee of the Committee, consisting of at least two Independent Directors, to grant Awards to Covered Employees and to Reporting Persons; each member of such subcommittee shall satisfy the requirements of (i) and (ii) above. Alternatively, the Board may appoint two separate subcommittees of the Committee, with one consisting of at least two Independent Directors who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act (which shall have authority to approve Awards to Reporting Persons for purposes of Exchange Act section 16(a)), and one consisting of at least two Independent Directors who are “outside directors” within the meaning of Code section 162(m) (which shall have authority with respect to the performance terms in Awards to Covered Employees as necessary to comply with the Exception). References to the Committee in the Plan shall include and, as appropriate, apply to any such subcommittee.
2.13    “Confidential Information” means, with respect to the Corporation and its Subsidiaries, any confidential information regarding the financial situation and particular needs of the Corporation and its Subsidiaries as well as of, or relating to, their customers and clients (including, without limitation, consignors, buyers and principals), the identity of such Persons, client lists, documents and information regarding the Corporation’s and any Subsidiary’s sales data, marketing, operational and appraisal techniques, contracts, pricing, costs and profits, and any other information maintained as proprietary or as trade secrets or as confidential.
2.14    “Corporation” means Sotheby’s, a Delaware corporation, and any successor in interest to the business of the Corporation that has, by agreement, adopted the Plan.

Exhibit 10.52

2.15    “Covered Employee” means a Participant whom the Committee determines is or may be subject to the limitations of Code section 162(m).
2.16    “Date of Grant”, with respect to an Award, means the date on which the Compensation Committee grants such Award pursuant to the Plan.
2.17    “Day” means each calendar day, including Saturdays, Sundays, and legal holidays; provided, however, that if the Day on which a period of time for consent or approval or other action ends is not a Business Day, such period shall end on the next Business Day.
2.18    “Disability” or “Disabled” means, unless provided otherwise in an Award Agreement (in which case such definition shall apply for purposes of the Plan with respect to that particular Award):
(a)    with respect to Awards granted prior to May 5, 2016 and Awards to a Participant who is not eligible to participate in a qualifying program of long-term disability insurance maintained by the Employer (as identified by the Committee), a physical or mental condition resulting from any medically determinable physical or mental impairment that renders such Participant incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than three hundred sixty-five (365) days (taking into account applicable foreign law outside the United States, as determined by the Committee), and
(b)    in other cases, the date on which the insurer or administrator under such program of long-term disability insurance determines that the Participant is eligible to commence benefits under such program.
For purposes of subsection (a) above, the existence of a Disability shall be determined by the Committee in accordance with uniform principles consistently applied, upon the basis of such evidence as the Committee deems necessary and desirable, and its good faith determination shall be conclusive for all purposes of this Plan and the relevant Award Agreement. For purposes of both subsection (a) and (b) above, the date upon which a Participant ceases to be employed by reason of Disability shall be determined by the Committee in accordance with uniform principles consistently applied, upon the basis of such evidence as the Committee deems necessary and desirable, and its good faith determination shall be conclusive for all purposes of this Plan and the relevant Award Agreement.
2.19    “Employee” means any service provider to an Employer whom the Employer treats as a common law employee for payroll tax purposes, as of the time in question (and disregarding any subsequent change in treatment to the extent it is applicable retroactively), either within the United States, the United Kingdom, Hong Kong, or Switzerland (or any other jurisdiction specified by the Committee from time), unless the Committee, in its discretion, determines that the individual is not an Employee or has ceased to be an Employee. An Employee shall cease to be an Employee upon the voluntary or involuntary termination of his employment with the Corporation or a Subsidiary for any reason, including death, Disability, Retirement, for Good Reason or with or without cause. Whether an authorized leave of absence, or an absence due to military or government service, Disability, or any other reason, constitutes a cessation of employment shall be determined by the Compensation Committee, in its sole discretion.
2.20    “Employer” means the Corporation and the Subsidiaries.
2.21    “Exception” means the performance-based compensation exception to the deductibility limitation of Code section 162(m).
2.22    “Exchange Act” means the Securities Exchange Act of 1934, as now in effect and as hereafter amended from time to time. Any reference to a particular section of the Exchange Act includes any

Exhibit 10.52

applicable regulations promulgated under that section. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.
2.23    “Exempt Person” means an employee benefit plan of the Corporation or an Affiliate or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Corporation or an Affiliate.
2.24    “Fair Market Value” of a share of Common Stock of the Corporation means, as of the date in question,
(a)    if the Common Stock is listed for trading on the NYSE or another national securities exchange, the closing sale price of a share of Common Stock on such date, as reported by the NYSE or such other exchange or such other source as the Committee deems reliable, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale;
(b)    if the Common Stock is not listed for trading on a national securities exchange but nevertheless is publicly traded and reported (through the OTC Bulletin Board or otherwise), the closing sale price of a share of Common Stock on such date, or if no such reported sale of the Common Stock shall have occurred on such date, on the last day prior to such date on which there was such a reported sale; or
(c)    if the Common Stock is not publicly traded and reported, the fair market value as determined by the Committee, in good faith and in accordance with uniform principles consistently applied.
Notwithstanding the foregoing but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Award Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a share of Common Stock on the NYSE or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.
Notwithstanding the foregoing, in the case of an Award that is intended to qualify for the Exception, Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 162(m).
2.25    “409A Award” means an Award that is not exempt from Code section 409A.
2.26    “Fractional Share” means a portion of, or less than the whole of, a share of Common Stock.
2.27    “General Award” means an Award that is not a Qualified Performance-Based Award.
2.28    “Good Reason” means, and is limited to:
(a)    a Participant being required to relocate to a principal place of business more than fifty (50) miles outside the town or city in which the Participant currently works without the Participant’s express consent; or
(b)    any action by the Corporation that results in a material diminution in a Participant’s authority, duties and responsibilities or a reduction in base salary greater than ten percent (10%) of base salary without that Participant’s express consent (except in connection with the termination of

Exhibit 10.52

that Participant’s employment for Cause or as a result of his death or Disability or temporarily as a result of his illness or other absence);
provided, however, that the Participant shall provide the Corporation thirty (30) days’ prior written notice from the date one of the above-referenced events occurs constituting Good Reason that he is terminating his employment for Good Reason, and the Corporation shall have thirty (30) days following the receipt of that written notice to correct such circumstances.
2.29    “Independent Director” means any individual who is a member of the Board and who is not also employed by the Employer.
2.30    “NASDAQ” means The NASDAQ Stock Market LLC or its successor.
2.31    “Negative Discretion” means the absolute and unrestricted discretion that the Committee may exercise to reduce, but not increase, the amount that otherwise would be granted as an Award or payable pursuant to an Award in connection with the attainment of a performance objective under the Award for any reason, including but not limited to the Committee’s determination that the performance objective has become an inappropriate measure of achievement, a change in the employment status, position or duties of the Participant, or unsatisfactory performance of the Participant. It is expressly permissible to reduce the amount otherwise payable pursuant to an Award to zero.
2.32    “NYSE” means The New York Stock Exchange or its successor.
2.33    “Other Award” means any form of full-value equity-based or equity-related award, other than Restricted Stock, a Restricted Stock Unit, a Performance Share or a Performance Unit, that is granted pursuant to Article 10 (and that may be provided pursuant to the Plan without seeking stockholder approval).
2.34    “Other Corporation Securities” mean securities of the Corporation other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.
2.35    “Participant” means an Employee who has an outstanding Award granted under this Plan.
2.36    “Period of Restriction” means the period during which the transfer of shares of Common Stock subject to an Award is subject to a substantial risk of forfeiture or limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Compensation Committee, in its discretion) as provided in Section 6.2 or 7.3.
2.37    “Performance Period“ shall have the meaning ascribed to such term in Section 9.3.
2.38    “Performance Share” means an Award of Common Stock under Article 9 of the Plan that is conditioned upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to be a Qualified Performance-Based Award. The Committee may also apply other conditions that it determines to be appropriate.
2.39    “Performance Unit” means an Award under Article 9 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant (by delivery of Common Stock, cash or other property as the Committee shall determine) upon achievement of such performance objectives during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to be a Qualified Performance-Based Award. The Committee may also apply other conditions that it determines to be appropriate.

Exhibit 10.52

2.40    “Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.
2.41    “Plan” means the Fourth Amended and Restated Sotheby’s Restricted Stock Unit Plan set forth in this document effective as of February 7, 2017, as such plan may be amended from time to time.
2.42    “Qualified Performance-Based Award” means an Award (or a specified portion of an Award) to a Participant that is intended to satisfy the requirements for the Exception.
2.43    “Restricted Stock” means an Award of shares of Common Stock under Article 8 of the Plan, which shares are issued with such restrictions as the Committee, in its sole discretion, may impose.
2.44    “Restriction Period” means the period commencing on the date an Award of Restricted Stock or a Restricted Stock Unit is granted and ending on such date as the Committee shall determine, during which time the Award is subject to forfeiture as provided in the Award Agreement.
2.45    “Reporting Person” means any and all Employees subject to Section 16 of the Exchange Act.
2.46    “Restricted Stock Unit” means an Award under Article 6 of the Plan that is valued by reference to a share of Common Stock, which value may be paid to the Participant by delivery of Common Stock, cash or other property as the Committee shall determine and that has such restrictions as the Committee, in its sole discretion, may impose.
2.47    “Retirement” means the termination of employment by an Employee after the attainment of the age of sixty-five (65) years or as otherwise determined or approved by the Compensation Committee and under any other conditions the Committee may add including, but not limited to, a minimum length of service requirement.
2.48    “Securities Act” means the Securities Act of 1933, as amended.
2.49    “Subsidiary” means any corporation at least 50% of the total combined voting power of which is owned by the Corporation or another Subsidiary.
2.50    “Valuation Date” means, with respect to an Award, the Business Day immediately preceding either (a) the vesting date or (b) any other event applicable to such Award. Whenever reference is made to a Valuation Date, it shall mean, with respect to the Common Stock, the value at the close of trading on such Valuation Date, and with respect to any other item, midnight in New York City, New York at the end of such Valuation Date.
Article 3
Administration
3.1    Administration    . The Plan shall be administered by the Committee in accordance with this Article 3. Subject to the terms and conditions of the Plan, the Committee shall have the sole discretionary authority:
(a)    to authorize the granting of Awards;
(b)    to select any Reporting Persons who are to be granted Awards under the Plan and to determine, subject to the limitations provided in the Plan, the number of Awards to be granted to each Reporting Person;

Exhibit 10.52

(c)    to construe and interpret the Plan;
(d)    to establish and modify administrative rules for the Plan;
(e)    to impose such conditions and restrictions with respect to the Awards, not inconsistent with the terms of the Plan, as it determines appropriate;
(f)    to execute or cause to be executed Award Agreements; and
(g)    generally, to exercise such power and perform such other acts in connection with the Plan and the Awards and to make all determinations under the Plan as it may deem necessary or advisable or as required, provided or contemplated hereunder.
Action taken or not taken by the Compensation Committee on one or more occasions shall be without obligation to take or not take such action on any other occasion(s).
The Committee may, in its discretion, at any time and from time to time, delegate to one or more of its members such of its authority as it deems appropriate, provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Covered Employees and Reporting Persons. Except with respect to the grant or amendment of Qualified Performance-Based Awards, the Committee may, at any time and from time to time, delegate to one or more other members of the Board such of its authority as it deems appropriate. To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Covered Employees and Reporting Persons.
3.2    Expenses of Administration    . The Corporation shall pay all costs and expenses of administering the Plan.
3.3    Rules for Foreign Jurisdictions    . Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where a Participant works or resides or to meet the goals and objectives of the Plan; (ii) establish one or more sub-plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. If as a result of the exercise of the Committee’s discretion in accordance with the prior sentence, the terms and conditions contained herein are subject to variation in a non-U.S. jurisdiction, then they shall be reflected in a special form of Award Agreement approved by the Committee or one or more written addendums to the Plan with respect to such non-U.S. jurisdictions.
3.4    Beneficiary Designation    . To the extent permitted by the Committee, a Participant may, from time to time, name a person (or persons) as the Participant’s Beneficiary (or Beneficiaries) within the meaning of Section 2.4, who may be named contingently or successively and to whom any vested but unpaid Award is to be paid in case of the Participant’s death. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Corporation or its designee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s spouse, and if the Participant has no surviving spouse, to the Participant’s estate.
3.5    Indemnification    . No member or former member of the Committee or the Board or person to whom the Committee has delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Corporation shall indemnify and hold harmless each member and former member of the Committee and the Board and each person to whom the Committee has delegated responsibility under the Plan against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless

Exhibit 10.52

arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any rights to indemnification or insurance the member or former member may have as a director or under the Certificate of Incorporation.
3.6    Deferrals    . The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock Units and Other Awards, or the satisfaction of any requirements or objectives with respect to Performance Shares and Performance Units. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals, which rules and procedures shall comply with Code section 409A to the extent the compensation is covered by Code section 409A.
3.7    Withholding Taxes    .
(a)    The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.
(b)    Except as otherwise permitted by the Committee or provided in the Award Agreement corresponding to an Award, upon the lapse of restrictions on Restricted Stock or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in shares of Common Stock, Participants shall satisfy the withholding requirement by having the Corporation withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Corporation’s withholding obligations at the minimum statutory withholding rates (or, if permitted by the Corporation, such greater rate, if any, as will not cause adverse accounting consequences and is permitted under applicable Internal Revenue Service withholding rules). All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
Article 4
Shares of Common Stock Subject to the Plan
4.1    Shares Subject to the Plan. The shares of stock underlying Awards granted under the Plan shall be shares of the Corporation’s authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 13.4 hereof, the aggregate number of shares of Common Stock that may be issued by the Corporation under the Plan is 9,500,000 shares of Common Stock. The number of shares of Common Stock underlying Awards shall not exceed the relevant number of shares of Common Stock remaining available for issuance under the Plan.
4.2    Awards Subject to Forfeited or Terminated Awards or Withholding Tax. In the event that any shares of Common Stock underlying Awards are forfeited, surrendered, expire or are terminate for any reason before the Period of Restriction has been satisfied, all shares allocable to the forfeited or terminated portion of such Award shall again be available for Awards subsequently granted under the Plan. If a Participant elects or is deemed to have elected to have shares of stock withheld in satisfaction of tax withholding obligations prior to April 28, 2023, the withheld shares of stock shall, for purposes of this Section 4.2, be considered to have been surrendered and shall therefore be available for Awards subsequently granted under the Plan. Shares of stock withheld in satisfaction of tax withholding obligations on or after April 28, 2023 shall not be available for Awards subsequently granted under the Plan unless the surrender and reissuance of these shares is approved by stockholders, if such approval is then deemed necessary to comply with applicable rules or regulations.

Exhibit 10.52

4.3    Maximum Shares That May Be Awarded. The maximum aggregate number of shares which may be granted pursuant to Awards to any one Employee during a 36-consecutive month period shall be limited to 1 million shares. For purposes of calculating the maximum number of shares of stock granted during a 36-consecutive month period to an Employee who is subject to Code section 162(m), any shares that are granted and subsequently cancelled or surrendered during such 36-month period, including shares surrendered or cancelled for tax withholding purposes, shall continue to be counted against the maximum number of shares which may be granted to such Employee pursuant to the Plan during such period. Notwithstanding the foregoing, to the extent an adjustment is made to the Common Stock to reflect a change in the corporate capitalization of the Corporation, the additional number of shares under an Award, if any, shall not be counted against the maximum number of shares which may be granted to the Participant.
Article 5
Participation
Plan Participants shall be such Employees as the Compensation Committee may select (who may include officers). In making such selections, the Committee may take into account the nature of the services rendered by such Employees, their present and potential contributions to the Corporation’s success, and such other factors as the Committee in its discretion shall deem relevant.
Article 6
Restricted Stock Units
6.1    Grant Restricted Stock Units. The Compensation Committee may cause the Corporation to award Restricted Stock Units under the Plan, subject to such restrictions, conditions and other terms as the Compensation Committee may determine in addition to those set forth herein. Restricted Stock Units may be granted under the Plan as payment of the performance bonuses earned under the Annual Bonus Plan which are intended to qualify for the Exception pursuant to the requirements of Article 9.
6.2    Establishment of Performance Criteria and Restrictions. Restricted Stock Unit Awards will be subject to time vesting under Section 7.3. The Compensation Committee may, in its sole discretion prescribe restrictions in addition to or other than time vesting, including the satisfaction of corporate or individual performance objectives pursuant to Article 11, which shall be applicable to all or any portion of the Award. Each Award may be subject to a different Period of Restriction as specified in the Award Agreement. Subject to Section 7.4 and except for performance features related to satisfying the Exception in the case of Restricted Stock Units intended to qualify for the Exception, the Compensation Committee may, in its sole discretion, shorten or terminate the Period of Restriction or waive any other restrictions applicable to all or a portion of such Award.
6.3    Transfer of Shares. The Corporation will establish procedures regarding the delivery of share certificates or the transfer of shares in book entry form. None of the Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date on which the Restricted Stock Unit vests in accordance with Sections 6.2 and 7.3.
6.4    Voting and Dividend Equivalent Rights.
(a)    Restricted Stock Unit Awards. Except as otherwise determined by the Compensation Committee or permitted by applicable law, holders of Restricted Stock Units shall not have the right to vote the underlying shares of stock subject to a Restricted Stock Unit Award until the Period of Restriction has lapsed and the shares have been delivered to the Participant in accordance with Section 6.3. Except to the extent the Committee provides otherwise, Participants will have the right to receive dividend equivalents with respect to the equivalent number of Restricted Stock Units. Such dividend equivalents shall comply with section 409A of the Code and be taxed to

Exhibit 10.52

the Participant in accordance with applicable law. All distributions, if any, received by an Employee with respect to Restricted Stock Units as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan.
(b)    Restricted Stock Unit Awards with Performance-Based Restrictions. Notwithstanding the foregoing, for grants of Restricted Stock Units with performance-based restrictions, Participants’ right to receive dividend equivalents will accrue throughout the vesting period specified in the Award Agreement but will only be paid as the Restricted Stock Units vest. Dividend equivalents, to the extent they are accrued and payable, shall be paid no later than seventy-four (74) days after the Vesting Date. Dividend equivalents shall be taxed to the Participant in accordance with applicable law. All distributions, if any, received by an Employee with respect to Restricted Stock Units as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan.
Article 7
Terms and Conditions of Restricted Stock Units
7.1    Award Agreements. The terms of the Restricted Stock Units granted under the Plan shall be as set forth in a written Award Agreement in such form as the Committee shall from time to time determine. Each Award Agreement shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee may deem appropriate. No Person shall have any rights under the Plan unless and until the Corporation and the Participant have executed an Award Agreement setting forth the grant and the terms and conditions of the Award.
7.2    Plan Provisions Control Terms.      The terms of the Plan shall govern all Restricted Stock Unit Awards granted under the Plan. In the event that any provision of an Award Agreement shall conflict with any term in the Plan as constituted on the Date of Grant, the term in the Plan shall control.
7.3    Vesting.
(a)    Awards Granted Prior to May 5, 2016.
(i)    In General. The terms of this subsection (a) apply to Awards granted under the Plan prior to May 5, 2016. Except in the case of the death, Disability, or Retirement of a Participant, and subject to the provisions of Sections 6.2 and 7.4 hereof, the Restricted Stock Units granted under the Plan will vest in accordance with the following schedule:

Completed Years of Employment From Date of Grant	Cumulative Vesting Percentage
1	25%
2	50%
3	75%
4 or more	100%

Subject to Section 7.4, the Compensation Committee may approve Restricted Stock Unit Awards that provide alternate vesting schedules.
In the event a Participant terminates employment prior to 100% vesting or gives notice of termination or the Corporation gives notice of intent to terminate the Participant (regardless of whether or not the Participant is required to work during the notice period), any Restricted Stock Units that are not vested shall cease vesting and be forfeited

Exhibit 10.52

immediately and permanently unless otherwise determined by the Compensation Committee which may allow vesting to continue, for example, through the duration of a notice period (or other period identified by the Committee), provided that the originally scheduled vesting and payment dates and performance requirements are not changed. However, a Participant shall be 100% vested in his Restricted Stock Units without performance-based restrictions in the event he terminates employment or gives notice of termination of employment by reason of death, Disability, or Retirement. For grants of Restricted Stock Units with performance-based restrictions, the Compensation Committee, in its sole discretion, will determine the extent to which a Participant is entitled to vesting in the event of his death, Disability or Retirement.
(ii)    Change in Control. With respect to grants of Restricted Stock Units without performance-based restrictions, a Participant shall also be 100% vested on the date of a termination of the Participant’s employment either without Cause by the Corporation or for Good Reason by the Participant if such termination occurs within two (2) years after or on the date of a Change in Control. With respect to grants of Restricted Stock Units with performance-based restrictions, a Participant shall be vested at 100% of “target” level, and all performance restrictions waived, on the date of a termination of the Participant’s employment either without Cause by the Corporation or for Good Reason by the Participant if such termination occurs within two (2) years after or on the date of a Change in Control. The preceding two sentences will be effective with respect to Restricted Stock Unit Awards initially granted after January 1, 2015 and prior to May 5, 2016, with or without performance-based restrictions. In such events, the payment date(s) for Restricted Stock Units, whether with or without performance-based restrictions, will be in accordance with the applicable Award Agreement.
Notwithstanding the foregoing, if a Change in Control occurs and the Common Stock thereafter is no longer available for payment of the Restricted Stock Unit Award, or the Restricted Stock Units are not assumed or converted into comparable awards with respect to shares of the acquiring or successor company (or parent thereof), then each Restricted Stock Unit, whether or not previously vested, shall be converted into the right to receive cash or, if the consideration paid to the Common Stock holders in the Change in Control was not cash, then into the right to receive consideration in a form that is equivalent in value to the form of consideration payable to the Common Stock holders in exchange for their shares of Common Stock, in an amount equal to the product of (i) the consideration per share payable to the Common Stock holders multiplied by (ii) the number of shares of Common Stock covered by the Restricted Stock Unit.  The Restricted Stock Unit to be settled with this alternate form of consideration shall continue to vest in accordance with its original vesting schedule, but shall become 100% vested on the date of a qualifying termination event as described above occurring within two (2) years after or on the date of a Change in Control. This paragraph applies to all Restricted Stock Units, whether with or without performance-based restrictions.
(iii)    Employment Agreements. If this Section 7.3(a) conflicts with the terms of any employment or similar agreement to which a Participant is a party, that agreement’s terms will control with respect to any Restricted Stock Units that are granted to the Participant after the date on which such agreement is entered into.
(b)    Awards Granted On or After May 5, 2016. This terms of this subsection (b) apply to Awards granted under the Plan on or after May 5, 2016 and are subject to the provisions of Sections 6.2 and 7.4 hereof. Except to the extent the Compensation Committee provides an alternate vesting schedule for a Restricted Stock Unit Award, and except in the case of the death, Disability or Retirement of a Participant, the Restricted Stock Units granted under the Plan will vest in accordance with the following schedule:

Exhibit 10.52

Completed Years of Employment From Date of Grant	Cumulative Vesting Percentage
1	33⅓%
2	66⅔%
3 or more	100%

If a Participant ceases to be an Employee of, or to otherwise perform services for, the Corporation and its Subsidiaries for any reason (including death, Disability or Retirement), the Participant’s Restricted Stock Units will vest as provided in Article 12.
If this Section 7.3(b) conflicts with the terms of any employment or similar agreement to which a Participant is a party, that agreement’s terms will control with respect to any Restricted Stock Units that are granted to the Participant after the date on which such agreement is entered into.
(c)    Adjustments. For purposes of this Section 7.3, account shall be taken of any adjustments made to the number of Restricted Stock Units subject to Awards as described in Section 13.4 hereof after the Date of Grant, such that the number of shares of Common Stock underlying Restricted Stock Units with respect to which a Participant is vested shall be redetermined at the time of an adjustment.
7.4    Acceleration of Vesting    . Notwithstanding anything to the contrary in the Plan, including Sections 6.2 and 7.3, the Compensation Committee, in its discretion, may accelerate, in whole or in part, the vesting schedule applicable to a grant of Restricted Stock Units; provided, however that no acceleration will result in vesting over a period of less than three (3) years unless such acceleration is on account of the Participant’s death, Disability, Retirement, termination of employment or a Change of Control.
7.5    Surrender of Restricted Stock Units. Any Restricted Stock Units granted under the Plan may be surrendered to the Corporation for cancellation on such terms as the Committee and the Participant agree.
Article 8
Restricted Stock
8.1    Grant of Restricted Stock    . Subject to provisions of the Plan, the Committee may from time to time grant Awards of Restricted Stock to Participants. Awards of Restricted Stock may be made either alone or in addition to or in tandem with other Awards granted under the Plan.
8.2    Award Agreement    . The Restricted Stock Award Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of shares of Restricted Stock; the purchase price, if any, to be paid for such Restricted Stock, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; the restrictions applicable to the Restricted Stock, the length of the Restriction Period and any circumstances that will shorten or terminate the Restriction Period; and rights of the Participant to vote the shares during the Restriction Period. The Restriction Period may be of any duration and the Award Agreement may provide for lapse of the Restriction Period in monthly or longer installments over the course of the Restriction Period, as determined by the Committee.
8.3    Certificates    . Upon an Award of Restricted Stock to a Participant, shares of restricted Common Stock shall be registered in the Participant’s name. Certificates, if issued, may either (i) be held in custody by the Corporation until the Restriction Period expires or until restrictions thereon otherwise lapse, and/or (ii) be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the

Exhibit 10.52

Committee, the Participant shall deliver to the Corporation one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant or registered in the Participant’s name on the Corporation’s or transfer agent’s records; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the terms of the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law. Concurrently with the lapse of any risk of forfeiture applicable to the Restricted Stock, the Participant shall be required to pay to the Corporation an amount necessary to satisfy any applicable federal, state and local tax requirements as set out in Article 3 above.
8.4    Stockholder Rights; Dividends and Other Distributions. Except as provided in this Article 8 or in the applicable Award Agreement, a Participant who receives a Restricted Stock Award shall have (during and after the Restriction Period), with respect to such Restricted Stock Award, all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive dividends and other distributions to the extent, if any, such shares possess such rights; provided, however, the Committee may require that any dividends and other distributions paid on such shares of Restricted Stock during the Restriction Period shall be paid to the Corporation for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award; provided, however that to the extent that any dividends are deferred or otherwise not paid when such dividends would otherwise normally be paid (i) all terms and conditions for such delayed payment shall be included in the Award Agreement, and (ii) such deferral or delay in payment of the dividends shall only be allowed to the extent it complies with, or is exempt from, the requirements of Code section 409A. In addition, with respect to Covered Employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Restricted Stock such that the dividends and/or the Restricted Stock maintain eligibility for the Exception.
Article 9
Performance Shares and Performance Units
9.1    Grant of Performance Shares and Performance Units. The Committee may grant Performance Shares and Performance Units to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee shall determine.
9.2    Award Agreement. The Performance Share or Performance Unit Award Agreement shall set forth the terms of the Award, as determined by the Committee, including, without limitation, the number of Performance Shares or Performance Units granted; the purchase price, if any, to be paid for such Performance Shares or Performance Units, which may be equal to or less than Fair Market Value of a share and may be zero, subject to such minimum consideration as may be required by applicable law; the performance objectives applicable to the Performance Shares or Performance Units; and any additional restrictions applicable to the Performance Shares or Performance Units. Vesting of each Award of Performance Shares or Performance Units shall be conditioned upon such vesting requirements as the Committee may impose in its discretion. The Committee shall have sole discretion to determine and specify in each Performance Shares or Performance Units Award Agreement whether the Award will be settled in the form of all cash, all shares of Common Stock, other Corporation Securities (if doing so will not require stockholder approval), or any combination of these. Unless and to the extent the Committee specifies otherwise, such settlement will be in the form of shares of Common Stock. Any such shares may be granted subject to any restrictions deemed appropriate by the Committee.
9.3    Performance Unit Value and Performance Objectives. Each Performance Unit shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the Award

Exhibit 10.52

that is ultimately payable to the Participant. The time period during which the performance objectives must be met shall be called a “Performance Period.” The Committee may set, (but is not obligated to set, except in the case of Qualified Performance-Based Awards) such performance objectives by reference to the performance measures set forth in Article 11.
9.4    Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares or Performance Units shall be entitled to receive a payout of the number and value of Performance Shares or Performance Units, as applicable, earned by the Participant over the Performance Period, if any, to be determined as a function of the extent to which the corresponding performance objectives have been achieved and any applicable non-performance terms have been met.
9.5    Stockholder Rights; Dividends and Other Distributions. A Participant receiving Performance Shares or Performance Units shall not possess voting rights. A Participant receiving Performance Shares or Performance Units shall accrue dividend equivalents on such Award only to the extent provided in the Award Agreement relating to the Award; provided that rights to dividend equivalents shall only be allowed to the extent they comply with, or are exempt from, Code section 409A. The Committee shall require that any rights to dividends or dividend equivalents on Performance Shares or Performance Units or any other Award subject to performance conditions be subject to the same restrictions on vesting and payment as the underlying Award. In addition, with respect to Covered Employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to Performance Shares and Performance Units such that the dividends and/or Performance Shares or Performance Units maintain eligibility for the Exception.
Article 10
Other Awards
The Committee shall have the authority to specify the terms and provisions of other forms of full-value equity-based or equity-related awards not described in Articles 6 through 9 of this Plan that the Committee determines (i) to be consistent with the purpose of the Plan and the interests of the Corporation, and (ii) to be exempt from any potentially applicable requirement for stockholder approval (“Other Awards”). Vesting of each Other Award shall be conditioned upon such vesting requirements as the Committee may impose in its discretion.
Article 11
Performance Measures
11.1    In General. The Committee may, in its discretion, establish performance objectives for any Award. If the Committee intends to grant a Qualified Performance-Based Award, the Committee shall designate the Award as such in writing not later than when the Award is granted or, if earlier, the end of the period described in Section 11.2(a) below that applies to the Award (the “Section 11.2(a) End Date”). Any such designation shall become irrevocable on the Section 11.2(a) End Date. To the extent the Committee does not designate an Award as a Qualified Performance-Based Award by the earlier of when it is granted or the Section 11.2(a) End Date, it shall be a General Award.
11.2    Qualified Performance-Based Awards. In the case of a Qualified Performance-Based Award, the Committee shall establish at least one performance objective that is intended to permit the Award to satisfy the Exception with respect to the Award and shall determine the maximum amount payable under the Qualified Performance-Based Award for attainment of the performance objective or the maximum Qualified Performance-Based Award that may be granted for attainment of the performance objective. The Committee may also establish lower amounts payable or grantable for lower levels of achievement with respect to the performance objective and may also establish one or more threshold levels of achievement, with respect to the performance objective, in order for any amount to be paid pursuant to the Qualified

Exhibit 10.52

Performance-Based Award or in order for any Qualified Performance-Based Award to be granted. If none of the threshold levels of achievement with respect to the performance objective intended to permit the Award to satisfy the Exception are attained, no amount may be paid pursuant to the Qualified Performance-Based Award or the potential Award may not be granted, as applicable.
(a)    The Committee shall establish in writing the performance objective intended to permit the Award to satisfy the Exception within the first 90 days of the Performance Period and at a time when the outcome of the performance objective is substantially uncertain. Notwithstanding the 90-day deadline specified in the prior sentence, in the event that a Performance Period (or a Participant’s service during a Performance Period) is expected to be less than 12 months, the Committee shall establish in writing the performance objective intended to permit the Award to satisfy the Exception on or before the date when 25% of the Performance Period (or the Participant’s service during the Performance Period), as each is scheduled in good faith at the time the objective is established, has elapsed.
(b)    In addition to specifying the performance objective intended to permit the Award to satisfy the Exception, the Committee may specify one or more additional performance objectives, or such other conditions and criteria as it chooses, to guide the exercise of its Negative Discretion and thereby determine the final amount payable to the Participant under the Qualified Performance-Based Award or the size or value of the Award that will be granted.
11.3    Performance Measures for Qualified Performance-Based Awards. In the case of a Qualified Performance-Based Award, the corporate or individual performance measures intended to permit the Award to satisfy the Exception shall be stated as levels of, or growth or changes in, or other objective specification of performance with respect to one or more of the following performance criteria: achievement of corporate pre-tax earnings thresholds, designated levels or changes in total stockholder return, net income, return on equity, return on assets, or EBIDTA (and the Committee may also specify such other financial measures or performance criteria that may be applied after and in addition to the performance measures that are intended to permit the Award to satisfy the Exception). Such restrictions shall be set forth in the Participant’s Award Agreement or in a notice of the Participant’s potential grant, whichever is applicable.
11.4    General Awards. If the Committee assigns a Participant a General Award, the Committee may provide for a threshold level of performance below which no amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance.
11.5    Performance Measures for General Awards and Negative Discretion. In the case of a General Award, and when selecting targets to guide the exercise of Negative Discretion with respect to an Award that is intended to qualify under the Exception, the Committee may establish one or more performance objectives that is based on categories of performance that are different than those set forth in Section 11.3.
11.6    Definitions of Performance Objectives. If the Committee makes an Award subject to a particular performance objective or conditions the grant of the Award on a particular performance objective, the Committee shall adopt or confirm a written definition of that performance objective at the time the performance objective is established, provided that the Committee retains the discretion to forego such written definition in connection with a General Award. The performance objective for an Award may be described in terms of Corporation-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the participant is employed or as some combination of these (as alternatives or otherwise). A performance objective may be measured on an absolute basis or relative to a pre-established target, results for a previous year, the performance of other corporations (or a peer group determined by the Committee that may include non-corporate entities), or a stock market or other index. If the Committee specifies more than one individual performance objective

Exhibit 10.52

for a particular Award, the Committee shall also specify, in writing, whether one, all or some other number of such objectives must be attained.
11.7    Determinations of Performance. For each Award that has been made or that will be granted subject to a performance objective, within 60 days following the end of each Performance Period, the Committee shall determine whether the performance objective for such Performance Period has been satisfied. With respect to the performance objective related to a Qualified Performance-Based Award, the Award may not be paid out or granted, whichever applies, unless and until the Committee has made a final written certification that the performance objective intended to permit such Award to satisfy the Exception has, in fact, been satisfied. This may be accomplished through approved minutes of the Committee meeting (or by some other form of written certification). In addition, prior to paying out or granting an Award, the Committee shall complete the exercise of its Negative Discretion (or it shall decide not to apply Negative Discretion). In this regard, the Committee shall determine whether any performance objective or other conditions or criteria specified to guide the exercise of its Negative Discretion were satisfied, and thereby make a final determination with respect to the Award. If a performance objective applicable to a General Award for a Performance Period is not achieved, the Committee in its sole discretion may pay all or a portion of that Award based on such criteria as the Committee deems appropriate, including without limitation individual performance, Corporation-wide performance or the performance of the specific division, subsidiary, Employer, department, region, or function employing the participant.
11.8    Increases. The Committee may not increase the amount payable under a Qualified Performance-Based Award, or grantable as a Performance-Based Award, above the level applicable under the performance objective that is intended to permit the Award to satisfy the Exception, except as a result of an adjustment under Section 13.4 (and then only to extent permissible in accordance with the Exception).
11.9    Changes. If applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Exception, the Committee may make such grants without satisfying the requirements of the Exception.
Article 12
Termination of Employment and Change in Control
12.1    General. This Article 12 is effective with respect to Awards granted on or after the May 5, 2016.
12.2    Termination of Employment. If a Participant ceases to be an Employee of, or to otherwise perform services for, the Corporation and its Subsidiaries for any reason, all of the Participant’s Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Awards that were not vested on the date of such cessation shall be forfeited immediately upon such cessation. The Committee may, in its sole discretion and in such manner as it may from time to time prescribe, provide that a Participant shall be eligible for (A) a prorated Award in the event of a cessation of the Participant’s service relationship with the Employer as a result of death, Disability, Retirement or reduction in force, or under the terms of a Corporation severance plan and/or (B) continued vesting, for example, through the time of a notice period (or other period identified by the Committee), provided the originally scheduled vesting and payment dates and performance requirements are not changed. Subject to the preceding provisions of this Section 12.2, in the case of Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid prior to when any or all such performance objectives are certified (or without regard to whether they are certified); provided that an opportunity to receive a Qualified Performance-Based Award may result in payment of the Award prior to, or without certification of, a performance objective that is intended to permit the Award to satisfy the

Exhibit 10.52

Exception only in connection with death, Disability, or Change in Control; and provided further that payment of an Award that is not a 409A Award may be changed only if the Award will continue to not be a 409A Award (or if the Committee clearly and expressly acts to convert the Award to a 409A Award and to provide terms of payment that are permissible for such a 409A Award). The Committee may, in its sole discretion, and to the extent applicable, in accordance with the provisions of Code section 409A, determine (i) whether any bona fide leave of absence (including short-term or long-term disability or medical leave) shall constitute a termination of employment for purposes of this Plan, and (ii) the impact, if any, of any such leave on outstanding Awards under the Plan.
12.3    Change in Control. The Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall be eligible for (i) a full or prorated Award (determined based on time elapsed in the performance period) in the event that both a Change in Control and a cessation of the Participant’s service relationship with the Employer occurs during a specified time thereafter (either by action of the Corporation or by the Participant for Good Reason), or (ii) a full or prorated award in the event that both a Change in Control occurs and the surviving entity in such Change in Control does not assume or replace the Award in the Change in Control. With respect to Awards that are subject to one or more performance objectives, the Committee may, in its sole discretion, provide that any such full or prorated Award will be paid under the provisions of this Section 12.3 prior to when any or all such performance objectives are certified (or without regard to whether they are certified).
Article 13
Amendment and Termination of the Plan; Reorganizations and
Recapitalizations of the Corporation
13.1    Amendment of the Plan. The Compensation Committee may from time to time suspend or discontinue the Plan or revise or amend the Plan in any respect whatsoever; provided, however, that to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act and with section 162(m) of the Code (or any other applicable law or regulation, including the requirements of any stock exchange on which the Common Stock is listed or quoted), stockholder approval of any plan amendment shall be obtained in such a manner and to such a degree as is required by the applicable law or regulation. In the event of a revision or amendment to the Plan, all outstanding Awards shall be adjusted to be consistent with the terms and provisions of the Plan, as revised or amended, and in such manner as the Compensation Committee may deem equitable or as may be required pursuant to applicable law; provided, however, that no amendment, suspension, termination or modification of the Plan shall materially adversely affect any right or obligations with respect to Awards previously granted under the Plan except to the extent required by applicable law or the requirements of any stock exchange on which the Common Stock is listed or quoted or the affected Participant consents in writing.
13.2    Termination of the Plan. The Compensation Committee, with the approval or at the direction of the Board of Directors, and the Board of Directors shall have the right and power to terminate the Plan at any time, and no Awards shall be granted under the Plan after the termination of the Plan. The termination of the Plan shall not have any other effect, and any outstanding Awards shall be subject to the same terms and conditions of the Plan that would have applied to such Awards if the Plan had not been terminated.
13.3    Amendment of Award Agreement. The Committee shall be permitted to amend any outstanding Award Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with applicable securities law or exchange requirements, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder. In particular, all Awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or

Exhibit 10.52

other similar action in accordance with the terms of any Corporation clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. A Participant’s acceptance of an Award shall be deemed to constitute the Participant’s acknowledgement of and consent to the Corporation’s application, implementation and enforcement of any applicable Corporation clawback or similar policy that may apply to the Participant, whether adopted prior to or following May 5, 2016, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Corporation may take such action as may be necessary to effectuate any such policy or applicable law, without further consideration or action. The Committee may, at any time, amend outstanding Award Agreements in any other manner not inconsistent with the terms of the Plan; provided, however, except as provided in Sections 13.1, 13.5 and 16.17, if such amendment is materially adverse to the Participant, as determined by the Committee, the amendment shall not be effective unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Award Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant.
13.4    Reorganizations and Recapitalizations of the Corporation.
(a)    The existence of this Plan and Awards granted hereunder shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the shares or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(b)    Except as hereinafter provided, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares underlying Awards granted hereunder.
(c)    The shares underlying Awards that may be granted hereunder are shares of Common Stock of the Corporation as presently constituted, but if, and whenever, prior to the vesting of the Awards and the delivery by the Corporation of the Common Stock, the Corporation shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction of the number of outstanding shares of Common Stock, without receiving compensation therefore in money, services or property, the number of shares subject to the Plan shall be proportionately adjusted, and the number of Awards granted, as well as the number of shares of Common Stock available for Awards, shall be adjusted as follows:
(i)    in the event of an increase in the number of outstanding shares, be proportionately increased; and
(ii)    in the event of a reduction in the number of outstanding shares, be proportionately reduced.
(d)    To the extent that any adjustment described in this Section 13.4 relates to securities of the Corporation, such adjustments shall be made by the Committee, whose determination shall be conclusive and binding on all persons, subject to obtaining the agreement of the Corporation’s auditors to such adjustments.

Exhibit 10.52

13.5    Assumption or Cancellation of Awards Upon a Corporate Transaction.
(a)    In the event of a sale of all or substantially all of the assets or stock of the Corporation, the merger of the Corporation with or into another corporation such that stockholders of the Corporation immediately prior to the merger exchange their shares of stock in the Corporation for cash and/or shares of another entity or any other corporate transaction to which the Committee deems this provision applicable (any such event is referred to as a “Corporate Transaction”), the Committee may, in its discretion, cause each Award to be assumed or for an equivalent Award to be substituted by the successor corporation or a parent or subsidiary of such successor corporation and adjusted as appropriate.
(b)    In addition or in the alternative, the Committee, in its discretion, may cancel all or certain types of outstanding Awards at or immediately prior to the time of the Corporate Transaction provided that the Committee either (i) provides that the Participant is entitled to a payment (in cash or shares) equal to the value of the portion of the Award that would be vested upon the Corporate Transaction, as determined below and to the extent there is any such value, or (ii) at least 15 days prior to the Corporate Transaction (or, if not feasible to provide 15 days’ notice, within a reasonable period prior to the Corporate Transaction), notifies the Participant that, subject to rescission if the Corporate Transaction is not successfully completed within a certain period, the Award will be terminated.
(c)    For purposes of this provision, the value of the Award that would be vested upon the Corporate Transaction shall be measured as of the date of the Corporate Transaction and shall equal the value of the cash, shares or other property that would be payable to the Participant for such vested Award. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash settlement. Payment of any amount payable pursuant to this cancellation provision may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.
(d)    Any actions taken under this Section 13.5 shall be valid and applicable with respect to a 409A Award only to the extent that such action complies with Code section 409A.
Article 14
Compliance With Other Laws and Regulations
14.1    Registration or Qualification of Securities. The Plan and the grant of Awards under the Plan shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. Each Award shall be subject to the requirement that if at any time the Compensation Committee shall determine, in its discretion, that the listing, registration or qualification of the underlying shares covered thereby under any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of such Awards, the Awards shall comply with any registration, qualification, consent or approval requirements as imposed by the Compensation Committee.
14.2    Representation    . The Compensation Committee may require that any Person who is granted Awards under the Plan represent and agree in writing that if the shares of Common Stock made subject to the Awards are issuable under an exemption from registration requirements, the shares will be “restricted” securities which may be resold only in compliance with the applicable securities laws, and that such Person is acquiring the shares issued for investment purposes and not with a view toward distribution.

Exhibit 10.52

Article 15
Restrictions on Transfer
A Participant’s rights and interests under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise his rights under the Plan. No purported assignment, pledge or transfer of Restricted Stock Units granted under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported transferee or assignee any interest or right therein whatsoever but immediately upon any such purported assignment or transfer, or any attempt to make the same, such Restricted Stock Units thereunder shall terminate and become of no further effect.
Article 16
General Provisions
16.1    No Right to Continued Employment    . No Employee or any other Person shall have any claim or right to be issued Awards under the Plan. Neither the adoption and maintenance of the Plan nor the granting of Awards pursuant to the Plan shall be deemed to constitute a contract of employment between the Corporation and any Employee or to be a condition of the employment of any Person. The Plan and any Awards granted under the Plan shall not confer upon any Participant any right with respect to continued employment by the Corporation, nor shall they interfere in any way with the right of the Corporation to terminate the employment of any Participant at any time, and for any reason, with or without cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of a Participant is and continues to be “at will.”
16.2    Rights of a Stockholder. Except as provided otherwise in the Plan or in an Award Agreement, no Participant awarded a Restricted Stock Unit, Performance Unit or Other Award shall have any right as a stockholder with respect to any shares covered by such Award prior to the date of issuance to him or her or his or her delegate of a certificate or certificates for such shares or the date the Participant’s name is registered on the Corporation’s books as the stockholder of record with respect to such shares.
16.3    Incorporation by Reference of Certificate of Incorporation. The relevant provisions of the Certificate of Incorporation are hereby incorporated by reference.
16.4    Beneficiaries or Representatives of a Participant. The Compensation Committee’s determination of death or Disability and of the right of any Person other than a Participant under the Plan shall be conclusive. The Compensation Committee, in its discretion, may require from any Person, other than a Participant, such security and indemnity as the Compensation Committee, in its discretion, deems necessary or advisable.
16.5    Elimination of Fractional Shares. If under any provision of the Plan that requires a computation of the number of shares of Common Stock the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.
16.6    Inspection of Records. Copies of the Plan, records reflecting each Participant’s Awards, and any other documents and records that a Participant is entitled by law to inspect shall be open to inspection by the Participant and his duly authorized representative(s) at the office of the Corporation at any reasonable business hour.
16.7    Word Meanings. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Plan as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Exhibit 10.52

16.8    Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of the Plan as set forth in the text.
16.9    Severability. Whenever possible, each provision in the Plan and all Awards granted under the Plan shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited or invalid under applicable law, then, (i) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions of the Plan and all other Awards at any time granted under the Plan shall remain in full force and effect.
16.10    Compliance with Section 16(b) of the Securities Exchange Act. With respect to Reporting Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act and in all events the Plan shall be construed in accordance with Rule 16b-3. To the extent any provision of the Plan or action by the Compensation Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Compensation Committee. The Compensation Committee, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or directors of the Corporation, subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other participants.
16.11    Compliance with Section 162(m). At all times when the Committee determines that compliance with Code section 162(m) is required or desirable, all Awards to Covered Employees shall comply with the requirements of Code section 162(m). In addition, in the event that changes are made to Code section 162(m) to permit greater flexibility with respect to any Awards, the Committee may, subject to the requirements of Article 13, make any adjustments it deems appropriate.
16.12    Successors. The terms of the Plan and outstanding Awards shall be binding upon the Employer and its successors and assigns.
16.13    Tax Elections. Each Participant agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any award on the Participant’s not making an election under Code section 83(b).
16.14    Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Common Stock, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which shares of Common Stock are traded.
16.15    Strict Construction. No rule of strict construction shall be implied against the Compensation Committee, the Corporation or any other Person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Compensation Committee.
16.16    Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of New York and construed in accordance therewith without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Award Agreement, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of New York to resolve any and all issues that may arise out of or relate to the Plan or such Award Agreement.
16.17    Section 409A.
(a)    At all times, this Plan shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, and (ii) to maintain the

Exhibit 10.52

exemptions from Code section 409A of Restricted Stock and any Awards designed to meet the short-term deferral exception under Code section 409A. To the extent there is a conflict between the provisions of the Plan relating to compliance with Code section 409A and the provisions of any Award Agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to a 409A Award to the extent such discretionary authority would conflict with Code section 409A, and the exercise of discretionary authority that does not conflict with Code section 409A shall comply with Code section 409A in the case of a 409A Award.
(b)    To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an Employee, (i) the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code section 409A, and (ii) if the individual is a “specified employee” on the date of the individual’s termination of employment (with such status determined by the Corporation in accordance with rules established by the Corporation in writing in advance of the “specified employee identification date” within the meaning of Code section 409A that relates to the date of the individual’s termination of employment or, in the absence of such rules established by the Corporation, under the default rules for identifying specified employees under Code section 409A), such payment shall not be paid earlier than six months after such termination of employment (provided that if the individual dies after the date of the individual’s termination of employment but before payment has been made, payment will be made to the individual’s estate without regard to such six-month delay).
(c)    To the extent any provision of this Plan or an Award Agreement would cause a payment of a 409A Award to be made because of the occurrence of a change in control, then such payment shall not be made unless such change in control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Corporation’s assets” within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a change in control. In the case of an Award that is not a 409A Award, the timing of payment following a change in control shall preserve the status of each as an Award that is not a 409A Award, in all cases where it is possible to preserve such status.
(d)    To the extent any provision of this Plan or an Award Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then such payment shall not be made unless the Participant’s Disability also constitutes a “disability” within the meaning of Code section 409A(a). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability.
(e)    To the extent an Award is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the 60th day following the date on which there would no longer be a substantial risk of forfeiture with respect to the Award (for this purpose, any changes to the terms of the Award that would affect the time of payment shall be disregarded, and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award.
(f)    In the event that an Award shall be deemed not to comply with Code section 409A, then neither the Corporation, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of

Exhibit 10.52

counsel (who may be counsel for the Corporation), or made or undertaken by someone other than a protected party.
To record the adoption of the Fourth Amended and Restated Sotheby’s Restricted Stock Unit Plan effective as of February 7, 2017, the Corporation has caused the execution hereof this 7th day of February, 2017.
SOTHEBY’S
a Delaware corporation

By:    /S/ Lisa Nadler

Its:    EVP, Chief Human Resources Officer